UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 5, 2018
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices, including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2018, Lam Research Corporation (the “Company”) announced that Martin B. Anstice resigned as the Company’s chief executive officer and as a member of its Board of Directors of the Company effective immediately. Mr. Anstice resigned as the company investigated allegations of workplace misconduct and conduct inconsistent with the company’s core values.
On December 5, 2018, the Company also announced that Timothy M. Archer was appointed as the Company’s chief executive officer and to the Board of Directors of the Company. Mr. Archer was previously the Company’s president and chief operating officer.
In connection with Mr. Archer’s appointment, he was granted on December 6, 2018 a $5,000,000 equity award consisting of $2,500,000 in service-based restricted stock units (RSUs) and $2,500,000 in stock options. The equity awards will vest over four years (a quarter on the one-year anniversary of the grant date and the remainder on a pro-rated basis on the 6th day of every month thereafter for the next 36 months, subject to continued employment). The number of shares covered by each service-based RSU shall be determined by dividing 50% of the above nominal value of the grant by the average closing price of the Company’s common stock for the 30 trading days prior to the grant date rounded down to the nearest whole share. The number of shares covered by each stock option, which will expire seven years from the grant date, shall be determined by dividing 50% of the above nominal value of the grant by the average closing price of the Company’s common stock for the 30 trading days prior to the grant date rounded down to the nearest whole share and multiplying the result by 3.33. In conjunction with the Company’s annual compensation review process, the Company shall make adjustments to Mr. Archer’s compensation consistent with his new role.
Mr. Archer’s employment agreement (the material terms of which are set forth in the Company’s Current Reports dated January 2, 2018 and January 24, 2018) will be amended to reflect his new role.
Mr. Archer, age 51, has been the president and chief operating officer of the Company since January 2018. Mr. Archer joined the Company in June 2012 as executive vice president and chief operating officer. Prior to joining the Company, he spent 18 years at Novellus Systems, Inc. (“Novellus”) in various technology development and business leadership roles, including most recently as chief operating officer from January 2011 to June 2012; executive vice president of Worldwide Sales, Marketing and Customer Satisfaction from September 2009 to January 2011; and executive vice president of the PECVD and Electrofill Business Units from November 2008 to September 2009. His tenure at Novellus also included assignments as senior director of technology for Novellus Systems Japan from 1999 to 2001 and senior director of technology for the Electrofill Business Unit from April 2001 to April 2002. He started his career in 1989 at Tektronix, where he was responsible for process development for high-speed bipolar ICs. Mr. Archer completed the Program for Management Development at the Harvard Graduate School of Business and earned a B.S. degree in applied physics from the California Institute of Technology.

Item 7.01 Regulation FD Disclosure.
A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is included in Exhibit 99.1. The information in Exhibit 99.1 of this Current Report on Form 8-K is being furnished, not filed.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated December 5, 2018 announcing management transitions

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 6, 2018

LAM RESEARCH CORPORATION
By:	/s/ Douglas R. Bettinger
Douglas R. Bettinger
Executive Vice President and Chief Financial Officer